Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

We consent to the incorporation by reference in SkyWest, Inc.’s Form S-8 Registration Statement dated June 22, 2006 pertaining to the Atlantic Southeast Airlines, Inc. Investment Savings Plan of our report dated May 28, 2004, with respect to the financial statements and supplemental schedule of the Atlantic Southeast Airlines, Inc. Investment Savings Plan included in Atlantic Southeast Airlines, Inc. Investment Savings Plan Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Atlanta, Georgia

June 20, 2006